UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 9, 2015

chatAND, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54587	27-2761655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

244 5th Avenue, Suite C68, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 321-0559

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities.

Item 3.03 Material Modification to Rights of Security Holders

On April 3, 2015, we filed a Certificate of Designation of Preferences, Rights and Limitations (the “Certificate”) of Series A Convertible Preferred Stock with the Secretary of the State for the State of Nevada in order to create a series of preferred stock designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), consisting of 4,807,309 shares.

The Series A Preferred Stock ranks as follows:

●	senior to all of our common stock;

●	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the preferred stock;

●	on parity with any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the preferred stock; and

●	junior to any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series A Preferred Stock;

in each case, as to distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Each share of Series A Preferred Stock is convertible into one share of our common stock (subject to adjustment as provided in the related certificate of designation of preferences) at any time at the option of the holder, provided that each holder would be prohibited from converting Series A Preferred Stock into shares of our common stock if, as a result of such conversion, any such holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. This limitation may be waived with respect to a holder upon such holder’s provision of not less than 61 days’ prior written notice to us, but shall in no event exceed more than 9.99% of the total number of shares of our common stock then issued and outstanding.

In the event of our liquidation, dissolution, or winding up, each holder of our Series A Preferred Stock could elect to receive either (i) in preference to any payments made to the holders of our common stock and any other junior securities, a payment for each share of Series A Preferred Stock then held equal to $0.001, plus an additional amount equal to any dividends declared but unpaid on such shares, and any other fees or liquidated damages then due and owing thereon or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to each share of Series A Preferred Stock if such share of Series A Preferred Stock had been converted to common stock immediately prior to such liquidation, dissolution, or winding up (without giving effect to any conversion limitations).

Shares of Series A Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors.

Each holder of Series A Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are then convertible (subject to the beneficial ownership limitations set forth in the related certificate of designation of preferences) with respect to any and all matters presented to the stockholders for their action or consideration. Holders of Series A Preferred Stock vote together with the holders of common stock as a single class, except as provided by law and except that the consent of holders of a majority of the outstanding Series A Preferred Stock is required to amend the terms of the Series A Preferred Stock.

The Series A Preferred Stock does not limit or qualify the rights of the holders of our common stock except for the voting rights and potential liquidation preference described above.

The foregoing description of the terms of the Series A Preferred Stock is qualified in its entirety by the provisions of the Certificate filed as Exhibit 3.1 attached hereto.

Subsequent to the filing of the Certificate, the Company issued 4,807,309 shares of Series A Preferred Stock (the “Shares”) to 224 Stanhope Note LLC (“Stanhope”) in exchange for 4,807,309 shares of common stock of the Company. The Shares were issued pursuant to that certain Series A Convertible Preferred Stock Exchange Agreement (the “Agreement”), dated April 2, 2015, between the Company and Stanhope in order to allow Stanhope to reduce its beneficial ownership of common stock of the Company below 5%.

The foregoing description of the terms of the Agreement is qualified in its entirety by the provisions of the Agreement filed as Exhibit 10.1 attached hereto.

Exhibit Number

3.1	Certificate of Designation of Series A Convertible Preferred Stock
10.1	Series A Convertible Preferred Stock Exchange Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

chatAND, Inc.

Date: April 09, 2015	By:	/s/ Steven Chaussy
	Name:	Steven Chaussy
	Title:	Chief Financial Officer